Exhibit 10.3

UNITED TECHNOLOGIES CORPORATION
PENSION PRESERVATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1996

1. INTRODUCTION & PURPOSE

The United Technologies Corporation Pension Preservation Plan (the "Preservation Plan") is maintained as an unfunded plan solely for the purpose of providing retirement benefits in excess of the retirement and survivor benefits that may be paid from tax-qualified retirement plans due to (i) benefit limitations imposed by Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and (ii) the limitation imposed by Section 401 (a)(17) of the Code on compensation that may be taken into account in computing retirement benefits under tax-qualified retirement plans (referred to collectively as the "Limits"). The Preservation Plan restores the amount of the retirement benefit or survivor benefit that is not paid from the United Technologies Corporation Employee Retirement Plan (or any other tax-qualified defined benefit retirement plan sponsored by the Corporation) (the qualified Retirement Plan") as a result of the Limits so that the total actuarial present value of the Qualified Retirement Plan and Pension Preservation Plan benefits equals the actuarial present value of the retirement benefit or survivor benefit that would be paid from the Qualified Retirement Plan if such Plan were administered without regard to the Limits. The Preservation Plan shall be administered and construed to effectuate the foregoing intent.

The capitalized terms used herein shall have the meanings given to them by the United Technologies Corporation Employee Retirement Plan unless the context clearly indicates otherwise.

2. EFFECTIVE DATE

The Preservation Plan became effective on January 1, 1978. This amendment and restatement of the Preservation Plan shall be effective January 1, 1996, except to the extent otherwise specifically provided herein.

3. ELIGIBILITY

An employee of United Technologies Corporation (the "Corporation") or an affiliate thereof who is a Participant in the Qualified Retirement Plan shall be eligible to participate in the Preservation Plan if and to the extent the Participant’s Accrued Benefit under the Qualified Retirement Plan is reduced or limited by provisions of the Qualified Retirement Plan that are designed solely to comply with the Limits. In no event shall any person who is not entitled to benefits under the Qualified Retirement Plan be eligible for retirement benefits or survivor benefits under the Preservation Plan. An employee of the Corporation or an affiliate thereof who is eligible for retirement benefits under the Preservation Plan shall be referred to herein as a "Participant."

4. DETERMINATION OF PRESERVATION PLAN BENEFIT

The amount of the retirement benefit or survivor benefit payable from the Preservation Plan to or in respect of a Participant shall equal the excess, if any, of (a) over (b), where

(a) equals the retirement benefit or survivor benefit that would be paid to such Participant (or on his or her behalf to his Contingent Annuitant or Beneficiary) under the Qualified Retirement Plan if the provisions of the Qualified Retirement Plan were administered without regard to the Limits; and

(b) equals the retirement benefit or survivor benefit payable to such Participant (or on his or her behalf to his or her Contingent Annuitant or Beneficiary) under the Qualified Retirement Plan.

5. FORM OF PRESERVATION PLAN BENEFIT

(a) The Plan Administrator shall determine, as of the earlier of the Participant’s Retirement Date or the Participant’s date of death, that portion of the Participant’s total retirement benefit or survivor benefit that is to be paid under the Preservation Plan. The Preservation Plan retirement benefit or survivor benefit shall be paid to the Participant, or on his or her behalf to any Contingent Annuitant or Beneficiary (as designated under the Qualified Retirement Plan), in the form of distribution that applies to the benefit payments made to, or on behalf of, the Participant under the Qualified Retirement Plan unless the Participant has made a timely election to receive his or her Preservation Plan retirement benefit in a single lump-sum payment or in a series of 2 to 10 annual installment payments in accordance with this Section 5.

(b) If—

(i) the Participant qualifies for an Early Retirement Annuity or a Normal Retirement Annuity or satisfies the Rule of 65 under Section 5.4 of the United Technologies Corporation Employee Retirement Plan (or dies after qualifying for an Early Retirement Annuity or a Normal Retirement Annuity or satisfying such Rule of 65, but before the date as of which retirement benefits under the Qualified Retirement Plan are scheduled to begin), and

(ii) terminates, or retires from, employment with the Corporation and its affiliates after December 31, 1995,

the Participant may elect, in accordance with Section 5(c) hereof, to have his or her Preservation Plan retirement benefit or survivor benefit paid in a lump sum or in annual installments, payable (or commencing) as of the Participant’s Retirement Date. Subject to the provisions of Section 5(c) hereof, a Participant may revoke any such election at any time. A Participant shall have no right under the Preservation Plan to have his or her Qualified Retirement Plan benefit paid in a lump sum or in annual installments. Distributions from the Qualified Retirement Plan shall be governed solely by the terms of the Qualified Retirement Plan.

(c) An election to have a lump-sum or installment distribution paid pursuant to Section 5(b) hereof (or a revocation of any such election) shall be disregarded unless it is filed at least one year before the Participant’s Retirement Date (or, if earlier, the first day of the month next following the Participant’s date of death), except that

(i) If such an election or revocation is filed on or before October 30, 1996, the election or revocation shall be given effect only if the Participant consents to a distribution (or the commencement of distributions) under the Preservation Plan as of a date occurring on or after January 1, 1997; and

(ii) If such an election or revocation is filed on or after November 1, 1996, and on or before December 31, 1996, the election or revocation shall be given effect only if the Participant consents to a distribution (or the commencement of distributions) under the Preservation Plan as of a date occurring on or after April 1, 1997.

(d) If a Participant elects to have his or her Preservation Plan benefit paid in the form of a single lump-sum or annual installment distribution, the Actuarially Equivalent present value of the Preservation Plan retirement benefit or survivor benefit shall be determined using the 1983 Group Annuity Mortality Table and an interest assumption equal to the average yield for tax-free municipal bonds of 10-year maturities, averaged over the prior 5 calendar years. For purposes of computing this interest assumption, the Actuary shall utilize the Lehman Bros. Municipal Bond Index, averaging the published yield for 10-year maturities (credit quality AA or above) on the last business day of the year over the most recent 5 consecutive full calendar year period. This rate shall be adjusted annually at the beginning of each calendar year.

(e) The payment of a lump sum or annual installment distribution in accordance with this Section 5 shall be in full satisfaction of all of the Corporation’s obligations with respect to the Participant under the Preservation Plan.

6. DEATH BENEFITS

A Participant who has made an election to receive Pension Preservation Plan benefits in a lump sum or annual installments in accordance with Section 5 herein shall have survivor benefits paid to his or her Pension Preservation Plan beneficiary as follows. If death occurs prior to age 55, the Pension Preservation Plan accrued benefit shall be paid in a lump sum payment as of the date the Participant would have attained his or her 55th birthday. If death occurs after retirement but before all annual installments have been paid, the remaining installments will be paid to his or her Beneficiary as scheduled unless the estate of the Participant is the Beneficiary in which case the commuted value of the remaining payments will be paid in a lump sum.

If no election to receive Pension Preservation Plan benefits in a lump sum or installments is in effect as of the date of death, any survivor benefits will be paid in accordance with the distribution option in effect and to the Beneficiary or Contingent Annuitant designated under the Qualified Retirement Plan.

7. FUNDING

The Preservation Plan shall be maintained as an unfunded Plan that is not intended to meet the qualification requirements of Section 401 of the Code. Except in the event of a Change in Control of the Corporation (as described in Section 7 hereof), all benefits under the Preservation Plan shall be payable solely from the general assets of the Corporation. In this regard, the rights of each Participant, Contingent Annuitant and Beneficiary under the Preservation Plan with respect to his or her Preservation Plan retirement benefit or survivor benefit shall be those of a general unsecured creditor of the Corporation. No Participant, Contingent Annuitant or Beneficiary hereunder shall be entitled to receive any benefits payable under the Preservation Plan from the assets of the Qualified Retirement Plan, nor shall the Corporation undertake to set aside assets in trust or otherwise segregate assets to fund its obligations under the Preservation Plan except as provided in Section 7 hereof.

8. CHANGE OF CONTROL

In the event of a Change of Control of the Corporation, the Corporation shall immediately fully fund the value of all Accrued Benefits under the Preservation Plan, determined by the Actuary as of the date of the Change of Control. The required proceeds will be contributed to the United Technologies Corporation Pension Preservation Plan Retirement Security Trust. In addition, if the United Technologies Corporation Board of Directors Committee on Compensation and Executive Development takes any action under the United Technologies Corporation Long Term Incentive Plan (the "LTIP"), including, without limitation, the accelerated vesting or other adjustment to outstanding LTIP awards in anticipation of (i) a Change of Control (ii) an event, which if consummated, would constitute a Change of Control or (iii) any other significant change pertaining to the ownership of the Corporation, the Corporation shall then also immediately fund the United Technologies Corporation Pension Preservation Plan Retirement Security Trust. For purposes of this Section 7, "Change of Control" shall have the meaning given to that term under the LTIP.

9. NONASSIGNABILITY

No Participant, Contingent Annuitant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Preservation Plan. All Preservation Plan benefits are unassignable and non-transferable and shall not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. No Preservation Plan interest shall be transferred by operation of law in the event of the bankruptcy or insolvency of a Participant, Contingent Annuitant, or Beneficiary.

10. NO CONTRACT OF EMPLOYMENT

Participation in the Preservation Plan shall not be construed to constitute a direct or indirect contract of employment between the Corporation and the Participant. Nothing in the Preservation Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation for any length of time. Participants, Contingent Annuitants and Beneficiaries shall have no rights against the Corporation resulting from participation in the Preservation Plan other than as specifically provided herein.

11. OPERATION AND ADMINISTRATION

The Preservation Plan shall be administered by the Pension Administration and Investment Committee of United Technologies Corporation (the "Committee"). The Committee shall have the right to delegate its responsibilities hereunder to sub-committees and individuals. Any question of administration or interpretation arising under the Preservation Plan shall be determined by the Committee (or its delegate) in its full discretion, and its decision shall be final and binding upon all parties.

12. TAXES/WITHHOLDING

The Corporation shall have the right to withhold taxes from Preservation Plan benefit payments to the extent it reasonably determines such withholding to be required by law.

13. GOVERNING LAW

The Preservation Plan shall be construed, administered and enforced in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to the extent not preempted thereby, the laws of the State of Connecticut (disregarding its choice-of-law rules).

14. AMENDMENT AND DISCONTINUANCE

The Corporation expects to continue the Preservation Plan indefinitely, but reserves the right, by action of the Committee, to amend or discontinue the Preservation Plan at any time, provided, however, that no such action shall decrease any benefits accrued under the Preservation Plan as of the date of such action. Although the benefits accrued under the Preservation Plan are not subject to the restrictions imposed by Section 204(g) of ERISA, the proviso in the preceding sentence shall be construed in a manner consistent with Section 204(g) of ERISA. As a result, the proviso referred to in the preceding sentence imposes restrictions identical with the restrictions that would be imposed on the Preservation Plan if the Preservation Plan were subject to Section 204(g) of ERISA.

15. SUCCESSORS

The provisions of the Preservation Plan shall bind and inure to the benefit of the Corporation, and its successors and assigns. The term successors shall include any corporate or other business entity that by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such Corporation or other entity.

16. BENEFIT CLAIMS PROCEDURE

(a) The Plan Administrator shall establish and communicate procedures for Participants to obtain forms required to effect elections and designations under the Plan. The Plan Administrator may establish a telephonic communication system to facilitate the administration of the Plan and to provide information to Participants, provided that any estimate of a Participant’s current or projected accrued benefit shall in no event be binding on the Plan Administrator in the event of any discrepancy between such estimate and a Participant’s actual Accrued Benefit, which, in all cases, shall control. Upon notification of the death of any Participant while in the employment of the Employer, the Plan Administrator may initiate any claim on behalf of the Spouse, Contingent Annuitant, or Beneficiary.

(b) If a claim is denied, the Plan Administrator or its designated agent shall give the claimant notice in writing of such denial, which notice shall set forth (i) the specific reason(s) for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and (iv) an explanation of the Plan’s claim review procedure.

(c) Within 60 days after receipt of the notice of denial described above, the claimant may request a review of such denial by filing a notice of appeal in writing with the Benefit Claims Appeal Committee (the "Benefits Appeal Committee"). Such notice must set forth all relevant factors upon which the appeal is based. The Benefits Appeal Committee shall decide the issues raised by the appeal, either with or without holding a hearing, and shall issue to the claimant a written notice setting forth its decision and the reasons for the decision. The Benefits Appeal Committee’s decision shall be made not more than 60 days after it has received the claimant’s request for review, unless the Benefits Appeal Committee determines that special circumstances require an extension of time and so notifies the claimant, in which case a decision shall be made not more than 120 days after it has received the request for review. The Benefits Appeal Committee shall have the greatest discretion permitted by law in making decisions pursuant to this Section 16. All interpretations, determinations, and decisions of the Benefits Appeal Committee in respect of any claim shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

UNITED TECHNOLOGIES CORPORATION
Attest: Richard M. Kaplan	By: William L. Bucknall, Jr.
Assistant Secretary	Title: Senior Vice President
Human Resources and Organization

Dated: December 20, 1996